FOR IMMEDIATE RELEASE

Contact:	Martha Fleming, Rod Marlow, CFO Fidelity Southern Corporation (404) 240-1504
FIDELITY CAUTIONS ON FOURTH QUARTER EARNINGS
ONLY MODEST PROFITABILITY EXPECTED
INCREASE IN LOAN LOSS PROVISION AND NONPERFORMING ASSETS
VISA LITIGATION CHARGE DETERMINED.
     ATLANTA, GA (January 3, 2008) — Fidelity Southern Corporation (“Fidelity”) (NASDAQ: LION) cautioned today that its earnings for the fourth quarter remained under increasing pressure.
     Management said the provision for loan losses will be approximately $3.5 million in the fourth quarter of 2007, compared to $2.8 million in the third quarter.
     Although residential construction lending is only 20% of the loan portfolio, non-performing assets increased because of continuing deterioration in residential real estate. Approximately 15 builder relationships have been foreclosed on or placed on nonaccrual status. Nonperforming assets will increase to approximately 1.75% of total loans and ORE at year-end 2007.
     An additional charge of approximately $500,000 pre-tax will be assessed for settlement of the Visa litigation with American Express and a reserve for the lawsuit between Visa and Discover Financial Services. Fidelity as a member bank of Visa is obligated for its proportional share of legal expenses. Visa has a planned public offering for the first quarter of 2008. The value of Fidelity’s proportionate shares of the Visa stock, based on current estimates, is expected to more than offset the above charges.
     Management believes the stress to loan portfolios will continue in 2008 and that it is likely that consumer loans will show stress even as residential loans may show improvement.
     Fidelity’s basic operations and strategic focus remain positive and it anticipates positive earnings for the fourth quarter; however, increases in the provision for loan losses, the expenses related to the liquidation of other real estate, and the impact of nonperforming loans on interest income will continue to have a negative effect on earnings for the near term.

Fidelity Southern Corporation
Fidelity Cautions on Fourth Quarter Earnings
January 3, 2008

     As noted previously, Fidelity continues to be diligent in its credit review process and is aggressive in dealing with its residential construction portfolios. Loans have been placed on nonaccrual and charged off or charged down in a rigorous fashion. Residential construction loans are less than 20% of the diversified loan portfolio. There is no single credit relationship in excess of 1.5% of the diversified loan portfolio, and none of the larger relationships are in a non-performing status at the end of the year. Fidelity assumes the housing market may not improve significantly until 2009.
     Also, Fidelity has previously noted that it has no subprime lending programs or subprime loan portfolios and likewise has no investments in any subprime assets or assets with subprime characteristics. It also has no loan participations bought from other lenders as it prefers to underwrite and manage its own portfolio.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and a credit related insurance product through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. Automobile loans and SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.
     This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 3 of Fidelity Southern Corporation’s annual report filed on Form 10-K with the Securities and Exchange Commission.